Presentation to

Independent Committee of the Board of Directors
Funtalk China Holdings Limited

Regarding:

Project Fortress

May 30, 2011

Notice to Recipient

Confidential

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These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (the "Company") in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates.

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We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply.

Transaction Overview

Transaction Overview
Executive Summary

Background to BofAML's Engagement	▪ On April 4, 2011, Bank of America Merrill Lynch ("BofAML") was engaged by Funtalk China Holdings Limited ("Funtalk" or the "Company") and the Independent Committee of the Board of Directors of the Company (the "Independent Committee") to act as exclusive financial advisor to the Independent Committee
	  ▪ Engagement was in connection with the Company's receipt of a "going-private" proposal from a consortium group (defined herein as the "Consortium") on March 25, 2011
	  ▪ The Consortium raised its offer price from $7.10 to $7.20 during negotiations with the Independent Committee
	▪ BofAML was also requested to provide an opinion to the Independent Committee as to whether or not the Consortium offer was fair from a financial point of view to the holders of certain shares of the Company

Limitations of Strategic Alternatives	▪ Independent Committee and its advisors considered exploring potential strategic alternatives to the Consortium offer
	▪ However, given that the Consortium currently owns c.77.1% of the outstanding shares of the Company (excluding warrants and options) and it confirmed that none of its members would consider a sale of stake other than to pursue the proposed transaction, as per guidance from the legal counsels, Independent Committee and its advisors concluded that they would not pursue a market sounding exercise
	  ▪ Such an exercise would serve only to create an artificial process when the reality is there is no true "market" given the ownership dynamics
	  ▪ It was also concluded by the Independent Committee, that it would not pursue a "go-shop" clause in the merger agreement

BofAML's Focus	▪ BofAML's focus was therefore on the following:
	  ▪ Determining the intrinsic value of the Company
	  ▪ Evaluating the fairness of the Consortium offer from a financial point of view based on the standard valuation methodologies

Transaction Overview

Summary of Key Transaction Terms as of May 29, 2011

Bidding Parties	▪ Members of the Consortium[1] have entered into agreement to pursue the acquisition of Funtalk in a "going-private" transaction (the "Transaction") ▪ Consortium currently owns c.77.1% of the outstanding shares (excluding outstanding warrants and options)
Offer Price	▪ Offer price of $7.20 per share in cash for each outstanding ordinary share not already owned by the Consortium ▪ Entirety of transaction consideration to be financed by the sale by Parent of equity to PAG Asia I LP (the "Equity Provider"), secured by the Subscription Agreement
Structure	▪ Consortium has formed an acquisition vehicle, Fortress Group Limited (the "Parent"), for the purpose of pursuing the Transaction ▪ Funtalk to be merged with Fortress Merger Sub Limited ("Merger Sub"), a wholly owned subsidiary of Parent ▪ Following the merger, Funtalk shall be the surviving corporation

Select Reps & Warranties / Additional Agreements / Termination	▪ Shareholder vote of at least two-thirds of total value of shares
	▪ The Company, upon receipt of a bona fide acquisition proposal from a third party, can contact the offeror, provide confidential information regarding the Company and enter into negotiations
	▪ Termination fees are as follows:
	  ▪ Company termination fee of $3,000,000 or $6,000,000 upon customary events involving Funtalk fiduciary duty
	  ▪ Parent termination fee of $6,000,000

Governing Law	▪ Merger Agreement to be governed by the laws of the Cayman Islands ▪ Arbitration in Hong Kong pursuant to the rules of the Hong Kong International Arbitration Centre

(1) *Consortium members are as follows: Arch Digital Holdings Ltd., Capital Ally Investments Limited, GM Investment Company Limited, Sinowill Holdings Limited (controlled by Mr. Kuo Zhang, Funtalk's Chairman of the Board), Huge Harvest Enterprises Limited (wholly owned and controlled by Mr. Dongping Fei, CEO of Funtalk), Kingstate Group Limited (wholly owned and controlled by Mr. Hengyang Zhou, Executive President of a subsidiary of Funtalk) and Trend Focus Limited (wholly owned and controlled by Mr. Francis Kwok Cheong Wan, Senior Vice President of Funtalk's corporate investor relations) (collectively the "Consortium Members")*

Transaction Overview

Sources and Uses

Sources and Uses

Sources (US$ mm)	Amount	% of Total
Rollover Equity	$334	74.6%
Contribution from PAG Asia I LP	114	25.4%
Total	**$448**	**100.0%**

Uses (US$ mm)	Amount	% of Total
Minority Shareholders	$99	22.2%
Warrants Holders	7	1.5%
Option Holders	3	0.6%
Rollover Equity	334	74.6%
Fees and Expenses [(1)]	5	1.1%
Total	**$448**	**100.0%**

Shareholding Overview[(2)]

	Shares	% of Total
Shares held by Consortium	46,458,314	75.4
Other Ordinary Shares	13,804,869	22.4
Total Ordinary Shares	**60,263,183**	**97.9**
Converted Warrants [(3)]	916,845	1.5
Converted Options [(3)]	395,614	0.6
Total Shares [(2)]	**61,575,642**	**100.0**

Shareholder	Holdings	% of Total
Arch Digital	15,579,157	25.3
GM Investment	15,075,000	24.5
Sinowill	9,648,000	15.7
Fidelity	2,911,700	4.7
Huge Harvest	2,412,000	3.9
Kingstate	2,412,000	3.9
Capital Ally	729,157	1.2
Trend Focus	603,000	1.0
FMO	256,430	0.4
Total Top Shareholders	**49,626,444**	**80.6**
Other	11,949,198	19.4
Total	**61,575,642**	**100.0**

(1) Fees and expenses are indicative estimates
(2) Source: Company, as of April 25, 2011. Grey shaded rows represent Consortium Members
(3) Share count data include 60,263,183 ordinary shares, 1,064,501 Class A warrants, 1,936,084 Class B warrants, 100,000 options granted to Mr. Kuo Zhang, 630,000 options granted to other directors and senior executives as a group and 1,082,909 options granted to other employees as a group. Warrants and options have been treated as converted using Treasury Stock Method based on the respective exercise price against the offer price

Transaction Overview
Transaction Value Overview

Summary of Transaction Value
(Amounts in US$ millions except per share data)

Implied values

Offer price per ordinary share	$7.20
Shares outstanding (mm) [1]	61.6
Implied equity value	**$443.3**
Adjustment for net debt (as of 12/31/2010)	
Short term borrowings	149.5
Cash and cash equivalents	(37.4)
Minority interest	4.3
Net debt	116.4
Enterprise value	**$559.7**

Implied transaction multiples [2]

	Statistic	Multiple
CY2011E Net income	$44	10.1x
CY2012E Net income	51	8.8x
CY2011E EBITDA	89	6.3x
CY2012E EBITDA	103	5.5x

Implied Premia to Historical Stock Prices

	Price (US$)	Offer Price Premium / (Discount)
Consortium offer price	$7.20	-
Current (5/27/2011)	5.90	22.0%
Price on 3/24/2011	6.15	17.1%
Price on 3/25/2011	6.65	8.3%
Price on 3/25/2010	6.25	15.2%
LTM high before 3/25/2011	8.61	(16.4%)
LTM low before 3/25/2011	4.60	56.5%
VWAP (before 3/25/2011) [3]		
1 Week	$6.01	19.9%
3-Month	5.51	30.6%
6-Month	6.51	10.6%
12-Month	6.93	3.9%

Source: Factset, company filings

(1) Based on fully diluted number of shares. Share count data provided by Company management as of April 25, 2011, include 60,263,183 ordinary shares, 1,064,501 Class A warrants, 1,936,084 Class B warrants, 100,000 options granted to Mr. Kuo Zhang, 630,000 options granted to other directors and senior executives as a group and 1,082,909 options granted to other employees as a group. Warrants and options have been treated as converted using Treasury Stock Method based on the respective exercise price against the offer price

(2) Multiples based on Company management projections

(3) VWAP represents volume weighted average price

Market Sounding Limitations

- Independent Committee and its advisors decided not to gauge the potential third party interest in the Transaction and/or solicit indications of interest from third parties, for the following reasons:
  - The Consortium already owned c.77.1% of the outstanding ordinary shares (excluding outstanding warrants and options)
  - Independent Committee was advised by legal counsel (on April 5, 2011 and through several follow-up conversations) that pursuing a strategy of sounding the market would be artificial
  - On April 6, 2011, the Consortium informed Independent Committee and its advisors that:
    - none of the Consortium Members were sellers
    - the Consortium was not willing to entertain discussions with any potential third party investors who may be interested in participating in the Transaction
- In addition, Independent Committee decided not to pursue a "go-shop" clause in the merger agreement

The Consortium's existing ownership of c.77.1% of the Company (excluding warrants and options) and the strong desire of the Consortium Members in becoming owners of the privatized entity meant that there was no true "market"

Valuation Analysis

Valuation Analysis
Valuation Methodology Overview

1 Market Valuation	▪ Historical trading performance of the stock, using volume weighted average prices
2 Publicly Traded Comparable Companies Analysis	▪ "Public Market Valuation" ▪ Valuation based on market trading multiples of comparable companies
3 Discounted Cash Flow Analysis	▪ "Intrinsic" value of business ▪ Present value of projected free cash flows
4 Premia Analysis	▪ "Private Market Valuation" ▪ Value based on analysis of premia paid (over market) in prior sale transactions
5 Broker Research	▪ Price targets published by equity research analysts
6 Comparable Acquisitions Analysis	▪ "Private Market Valuation" ▪ Value based on multiples paid for comparable companies in sale transactions ▪ Includes control premium (if over 50% ownership results)

In performing its implied valuation of Funtalk, BofAML considered the above indicators of value, but focused on the first four methodologies as the more relevant and meaningful approaches

Valuation Analysis
Valuation Overview

Implied Share Price



(US$)
10.00
8.00
6.00
4.00
2.00
Offer price: US$7.20
Pre-announcement price: US$6.15
12-Month VWAP
$6.93
$5.51
3-Month VWAP
$6.75
$6.04
$6.98
$6.16
$7.60
$5.71
$7.18
$5.95
$7.79
$5.31
$6.95
$6.16
$6.55 based on mid point of management case valuation
$8.00
$7.38
$7.45
$6.88
$6.51
$6.01

Valuation Method	Market Valuation	Trading Multiples		Discounted Cash Flow				Premia Analysis		
	Trading Performance[1]	CY2011E P/E[2]	CY2012E P/E[2]	Management Case	Sensitivity Based on Mid Point of Management Case valuation [3]			1-Day	1-Week	1-Month
Metrics	–	2011E NI $44 mm	2012E NI $51 mm	WACC 12.7% – 13.7%	Revenue Growth	EBITDA Margin	Capex / Revenue	$6.15	$5.73	$5.01
Range	US$5.51 – US$6.93	8.5x – 9.5x	7.5x – 8.5x	Terminal Growth Rate 3.5% – 4.5%	+/-1.0% annually	+/-0.5% annually	-/+0.5% annually	20% – 30%	20% – 30%	20% – 30%

Source: Company filings, Factset, broker research, Dealogic.

Note: Share price calculated based on fully diluted share count of 61.6mm. Share count data provided by Company management as of April 25, 2011, include 60,263,183 ordinary shares, 1,064,501 Class A warrants, 1,936,084 Class B warrants, 100,000 options granted to Mr. Kuo Zhang, 630,000 options granted to other directors and senior executives as a group and 1,082,909 options granted to other employees as a group. Warrants and options have been treated as converted using Treasury Stock Method based on the respective exercise price against the offer price

(1) *Volume weighted average price before the announcement of the Transaction*
(2) *Net income estimates based on Company management projections*
(3) *Mid point of Management Case based on 13.2% WACC and 4.0% Terminal Growth Rate; for detailed assumptions for each case, please refer to page 14*

Valuation Analysis

Share Price Performance

	Price (US$)	Offer Price Premium / (Discount)
Consortium offer price	$7.20	-
Current (5/27/2011)	5.90	22.0%
Price on 3/24/2011	6.15	17.1%
Price on 3/25/2011	6.65	8.3%
Price on 3/25/2010	6.25	15.2%
LTM high before 3/25/2011	8.61	(16.4%)
LTM low before 3/25/2011	4.60	56.5%
VWAP (before 3/25/2011)		
1 Week	$6.01	19.9%
3-Month	5.51	30.6%
6-Month	6.51	10.6%
12-Month	6.93	3.9%



6/15/2010 Reports Q4 FY2010 financial results
7/19/2010 Announces follow-on offering
8/31/2010 Reports Q1 FY2011 financial results
10/26/2010 Announces pricing of follow-on offering at $7.00 per share
3/11/2011 Reports Q3 FY2011 financial results
3/30/2011 Announces formation of Independent Committee to evaluate "Going Private" proposal
4/13/2011 Independent Committee informed of financing in principle by PAG Asia Capital
7/6/2010 Announces waiver of earn-out shares by principal shareholders
8/4/2010 Postpones follow-on offering
10/25/2010 Announces follow-on offering
11/30/2010 Reports Q2 FY2011 financial results
1/21/2011 Launches flagship store in Beijing
3/25/2011 Announces receipt of "Going Private" proposal
4/4/2011 Independent Committee selects financial and legal advisors
Price rebased to FTLK (US$)
Volume ('000)
Offer price: $7.20
Follow-on offerings price: $7.00 (1)
12M VWAP: $6.93
6M VWAP: $6.51
1W VWAP: $6.01
3M VWAP: $5.51
% of trading days below $7.20: 77%
10
9
8
7
6
5
4
3,500
3,000
2,500
2,000
1,500
1,000
500
0
03-2010
05-2010
07-2010
09-2010
11-2010
01-2011
03-2011
05-2011
Volume
Funtalk
NASDAQ

Source: Factset from March 1, 2010 to May 27, 2011

(1) Two past follow-on offerings were priced on December 16, 2009 and October 26, 2010

- Lack of direct comparable universe to the Company
  - Unique business model of retail and wholesale for wireless devices with focus on mobile phones
- Comparable companies comprise publicly traded mobile phone distribution / consumer electronics retail chains
- Consideration set exhibits wide range of financial metrics including market valuation (small cap to large cap)

Valuation Analysis

Trading Comparables Benchmarking Analysis

(US Dollars in Millions Except Per Share Amounts)

	FunTalk 乐语	Brightpoint	Best Buy	RadioShack	SUNING	GOME	SYNNEX	aisidi 爱施德	TELLING	Carphone Warehouse
Listing venue	NASDAQ	NASDAQ	NYSE	NYSE	Shenzhen	Hong Kong	Taiwan	Shenzhen	Shenzhen	London
Predominantly mobile phone products	✓	✓	✗	✗	✗	✗	✗	✓	✓	✓
Business model										
Retail	●	◔ (1)	●	●	●	●	○	○	◔	●
Wholesale	●	●	○	○	○	○	●	●	●	○
Market Cap	$363	$602	$12,453	$1,675	$12,771	$6,867	$3,496	$2,378	$1,392	$2,919
LTM Revenue	993	3,913	50,272	4,494	11,631	7,842	9,880	1,677	3,216	na (2)
LTM Gross profit	180	329	12,637	1,995	2,033	912	336	248	371	na
LTM EBITDA	83	109	3,290	449	886	469	160	134	153	na
LTM Net income	39	38	1,277	191	634	302	194	54	68	68

● → ○ High focus → No presence

Source: Latest company filings, Factset as of May 27, 2011
(1) Brightpoint employs 3rd party retailers for wireless activation services under the Actify brand
(2) Best Buy Europe, a JV 50% owned by Carphone Warehouse Group Plc, has LTM revenue of US$5,861mm as of December 2010

Valuation Analysis

Public Trading Comparables

- Listing venue, operational diversification, financial metrics are key to derive appropriate multiple
- Company's fundamentals are different from potential peers
  - Higher business plan execution risk given limited operational track record
  - Growth a result of inorganic expansion
  - Still developing the Company brand, operational integration
  - Trailing position in its market segments
  - Exposure to single market and product line
  - Supplier concentration risk, i.e. Samsung

Company	Share Price (LCY)	52 Week (LCY) High	52 Week (LCY) Low	Market Cap (US$ mm)	EV[1] (US$ mm)	P/E CY2011E	P/E CY2012E	PEG[2] CY2011E	PEG[2] CY2012E
US-listed Mobile Phone Wholesaler / Retailer									
Brightpoint Inc	8.86	13.22	5.85	$602	$772	8.6x	7.3x	0.65x	0.55x
US-listed 3C Electronics Retailer with Mobile Phone									
Best Buy	31.59	45.63	28.09	$12,453	$13,037	9.1x	8.7x	0.79x	0.75x
RadioShack	15.69	23.38	13.61	1,675	1,684	9.4	8.7	1.33	1.23
PRC / HK-listed Chinese 3C Electronics Retailer with Mobile Phone									
Suning Appliance	11.85	16.75	10.50	$12,771	$12,134	15.5x	12.5x	0.56x	0.45x
GOME Electrical Appliances	3.04	3.38	2.12	6,867	5,942	16.6	13.5	0.90	0.73
Taiwan-listed Chinese 3C Electronics Wholesaler									
Synnex Technology International	65.70	82.60	60.68	$3,496	$4,116	14.6x	12.5x	na	na
PRC-listed Mobile Phone Wholesaler / Retailer									
Shenzhen Aisidi	31.30	52.20	29.00	$2,378	$2,156	18.5x	14.5x	na	na
Telling Telecom	9.54	19.49	9.51	1,392	1,364	15.3	12.0	na	na
Non-US listed Mobile Phone Retailer Pure Play									
The Carphone Warehouse Group	3.86	4.35	1.77	$2,919	$2,731	22.3x	17.4x	0.49x	0.38x
					Max	**22.3x**	**17.4x**	**1.33x**	**1.23x**
					Mean	**14.5x**	**11.9x**	**0.79x**	**0.68x**
					Median	**15.3x**	**12.5x**	**0.72x**	**0.64x**
					Min	**8.6x**	**7.3x**	**0.49x**	**0.38x**
Funtalk (Offer price)	**$7.20**	**$8.61**	**$4.60**	**$443**	**$560**	**10.1x**	**8.8x**	**0.99x**	**0.85x**
Funtalk (Current price)	**$5.90**	**$8.61**	**$4.60**	**$363**	**$480**	**8.3x**	**7.2x**	**0.81x**	**0.70x**

Given Funtalk's trading metrics, its market position and differences in the business model, the Company warrants a small discount to US-listed peers

Source: Factset, Bloomberg, broker research. Market data as of May 27, 2011. CY2010E and CY2011E trading multiples were calculated based on Factset consensus from Wall Street research estimates. Funtalk's projected financial metrics are based on Company management's forecasts

Note: "na" refers to not available, "nm" refers to not meaningful

(1) *Enterprise Value = Market Capitalization + Total Debt + Minority Interests + Preferred Shares - Cash & Cash Equivalents*

(2) *Based on 3-5 years long term EPS Growth*

Valuation Analysis
Management Projections Overview

(US$ mm, unless stated otherwise)	FY2010A	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E	'10-'16 CAGR
	Fiscal Years Ended March 31							
Retail								
Retail outlets	477	912	1,473	1,873	2,324	2,673	3,122	36.8%
Funtalk owned outlets	446	720	973	1,123	1,374	1,723	2,172	30.2%
Carrier owned outlets	31	192	500	750	950	950	950	76.9%
New outlets through acquisitions	247	129	100	50	50	50	50	(23.4%)
Average floor area per outlet ('000 Sqm)	364	260	240	220	220	220	220	(8.1%)
Total floor area ('000 Sqm)	174	237	354	412	511	588	687	25.7%
ASP post VAT (RMB)	847	890	763	724	687	652	618	(5.1%)
Sales volume ('000 units)	3,434	4,499	6,000	7,491	9,070	10,951	13,259	25.3%
Retail revenue	$439	$648	$826	$1,017	$1,190	$1,381	$1,607	24.2%
Revenue from sale of mobile devices	414	607	693	821	944	1,081	1,242	20.1%
% growth		*46.4%*	*14.3%*	*18.5%*	*14.9%*	*14.6%*	*14.9%*	
% of total retail revenue	*94.5%*	*93.7%*	*83.9%*	*80.8%*	*79.3%*	*78.3%*	*77.3%*	
Other revenue	24	41	133	195	246	300	365	57.1%
% growth		*68.8%*	*225.0%*	*46.7%*	*26.2%*	*21.6%*	*21.7%*	
% of total retail revenue	*5.5%*	*6.3%*	*16.1%*	*19.2%*	*20.7%*	*21.7%*	*22.7%*	
Gross profit	$70	$115	$150	$190	$232	$278	$334	29.8%
% gross margin	*15.9%*	*17.8%*	*18.1%*	*18.7%*	*19.5%*	*20.1%*	*20.8%*	
SG&A	$45	$80	$106	$131	$157	$199	$242	32.3%
% SG&A margin	*10.3%*	*12.3%*	*12.8%*	*12.9%*	*13.2%*	*14.4%*	*15.1%*	
EBITDA	$37	$39	$49	$65	$82	$88	$101	18.3%
% EBITDA margin	*8.4%*	*6.1%*	*5.9%*	*6.4%*	*6.9%*	*6.3%*	*6.3%*	

Source: Company projection model
Note: USD/RMB exchange rate of 6.6 used for all forecasted years

Valuation Analysis
Management Projections Overview (Cont'd)

(US$ mm, unless stated otherwise)	FY2010A	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E	FY2016E	'10-'16 CAGR
			Fiscal Years Ended March 31					
Wholesale								
Wholesale revenue	$420	$525	$562	$590	$609	$625	$625	6.8%
% growth		*25.1%*	*7.0%*	*5.0%*	*3.2%*	*2.6%*	*0.0%*	
Gross profit	$60	$67	$54	$52	$50	$49	$49	(3.1%)
% gross margin	*14.2%*	*12.7%*	*9.6%*	*8.7%*	*8.1%*	*7.9%*	*7.9%*	
SG&A	$22	$20	$13	$13	$13	$14	$14	(7.4%)
% SG&A margin	*5.2%*	*3.9%*	*2.3%*	*2.2%*	*2.2%*	*2.2%*	*2.2%*	
EBITDA	$39	$46	$41	$39	$36	$36	$36	(1.5%)
% EBITDA margin	*9.3%*	*8.8%*	*7.3%*	*6.6%*	*6.0%*	*5.7%*	*5.7%*	
Consolidated Financials (Inter-segment Adjusted) (1)								
Total revenue	$854	$1,156	$1,370	$1,587	$1,779	$1,985	$2,211	17.2%
% growth		*35.4%*	*18.5%*	*15.8%*	*12.1%*	*11.6%*	*11.4%*	
% revenue from retail (2)	*51.1%*	*55.2%*	*59.5%*	*63.3%*	*66.1%*	*68.8%*	*72.0%*	
% revenue from wholesale (2)	*48.9%*	*44.8%*	*40.5%*	*36.7%*	*33.9%*	*31.2%*	*28.0%*	
Gross profit	$129	$182	$204	$241	$282	$328	$383	19.8%
% gross margin	*15.1%*	*15.7%*	*14.9%*	*15.2%*	*15.8%*	*16.5%*	*17.3%*	
SG&A	$68	$105	$123	$149	$175	$217	$261	25.1%
% SG&A margin	*8.0%*	*9.0%*	*9.0%*	*9.4%*	*9.8%*	*10.9%*	*11.8%*	
EBITDA	$66	$83	$91	$106	$121	$133	$147	14.3%
% EBITDA margin	*7.7%*	*7.2%*	*6.7%*	*6.7%*	*6.8%*	*6.7%*	*6.7%*	
Capex (3)	$5	$18	$19	$13	$18	$24	$31	35.2%
% of revenue	*0.6%*	*1.6%*	*1.4%*	*0.8%*	*1.0%*	*1.2%*	*1.4%*	

Source: Company projection model
Note: USD/RMB exchange rate of 6.6 used for all forecasted years
(1) Inter-segment adjustments include wholesale segment sales to retail segment
(2) Revenue split before inter-segment adjustments
(3) Capex excludes cash paid for acquisitions

Valuation Analysis

Discounted Cash Flow

Amounts in US$ mm except per share figures	2010A	2011F	2012F	2013F	2014F	2015F	2016F	Steady State [1]
Revenue	$854	$1,156	$1,370	$1,587	$1,779	$1,985	$2,211	$2,455
EBITDA	66	83	91	106	121	133	147	163
EBITDA margin	*7.7%*	*7.2%*	*6.7%*	*6.7%*	*6.8%*	*6.7%*	*6.7%*	*6.7%*
Less: Depreciation & Amortization	(2)	(5)	(10)	(13)	(13)	(22)	(23)	(22)
EBIT	**$64**	**$78**	**$81**	**$93**	**$107**	**$111**	**$124**	**$141**
Less: Tax	(16)	(19)	(20)	(23)	(27)	(28)	(31)	(35)
Effective Tax Rate	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*
NOPAT	**$48**	**$58**	**$61**	**$70**	**$81**	**$84**	**$93**	**$106**
Plus: Depreciation & Amortization	$2	$5	$10	$13	$13	$22	$23	$22
Less: (Increase) / Decrease in NWC	(38)	(29)	(23)	(24)	(23)	(28)	(31)	(31)
Less: Capital Expenditures	(5)	(18)	(19)	(13)	(18)	(24)	(31)	(24)
Less: Cash Paid for Acquisition	(40)	(78)	(37)	(14)	(15)	(13)	(12)	-
Free Cash Flow	**($33)**	**($62)**	**($8)**	**$32**	**$38**	**$40**	**$42**	**$74**

Discounted Cash Flow (Growth Based TV)

Discount Rate [2]	A: Discounted Cash Flows 2012-2016	+	B: PV of Terminal Value as a Terminal Growth Rate 3.5%	4.0%	4.5%	=	C: Enterprise Value 3.5%	4.0%	4.5%
12.7%	$92		$439	$464	$492		$531	$556	$584
13.2%	91		407	429	454		498	520	545
13.7%	89		379	398	420		468	488	509

Discount Rate [2]	- D: Net Debt [3] CY2010A	=	E: Equity Value 3.5%	4.0%	4.5%	F: Implied Share Price (US$) [4] 3.5%	4.0%	4.5%
12.7%	$116		$415	$440	$468	$6.73	$7.14	$7.60
13.2%	116		382	404	428	6.20	6.55	6.95
13.7%	116		352	371	393	5.71	6.03	6.38

Majority of the value resides in terminal value and the valuation is sensitive to certain key assumptions

Note: Assumes valuation date as of March 31, 2011. Fiscal years end on March 31. DCF uses end of year convention. USD/RMB exchange rate of 6.6 used for all forecasted years.

(1) *Steady state assumptions include: revenue growth of 11% from 2016E, EBITDA margin and change in net working capital constant with those of 2016E, no acquisition capital expenditures and organic capex trending towards annual D&A*

(2) *For detailed discount rate assumptions, please refer to Appendix "Weighted Average Cost of Capital Analysis"*

(3) *Net Debt = Short Term Borrowings (US$149.5mm) + Non-controlling Interests (US$4.3mm) - Cash and Cash Equivalents (US$37.4mm), as of December 31, 2010*

(4) *Share price calculated based on fully diluted share count of 61.6mm. Share count data provided by Company management as of April 25, 2011, include 60,263,183 ordinary shares, 1,064,501 Class A warrants, 1,936,084 Class B warrants, 100,000 options granted to Mr. Kuo Zhang, 630,000 options granted to other directors and senior executives as a group and 1,082,909 options granted to other employees as a group. Warrants and options have been treated as converted using Treasury Stock Method based on the respective exercise price against the offer price*

Valuation Analysis
Discounted Cash Flow (Cont'd)

Value Driver	Base Case Assumptions [1]	Changes Considered Annually
Revenue Growth (2012–2016)	18.5% – 11.4%	–/+ 1.0%
EBITDA Margin (2012–2016)	6.7% – 6.8%	–/+ 0.5%
Capex as % of Sales [3] (2012–2016)	1.4% – 0.8%	+/– 0.5%

Impact on DCF Value



Mid-point Price per Share: US$6.55[2]
US$5.95
(0.60)
0.62
US$7.18
US$5.31
(1.24)
1.24
US$7.79
US$6.16
(0.40)
0.40
US$6.95
(1.50)
(1.00)
(0.50)
0.00
0.50
1.00
1.50
Change in Price per Share (US$) (1)
Result of Decrease to Value Driver
Result of Increase to Value Driver

Note: Assumes valuation date as of March 31, 2011. Fiscal years end on March 31. DCF uses end of year convention. USD/RMB exchange rate of 6.6 used for all forecasted years.

(1) Base case range represents high and low in the years from 2012 - 2016

(2) Based on WACC assumption of 13.2% and terminal growth rate of 4.0%. Share price calculated based on fully diluted share count of 61.6mm. Share count data provided by Company management as of April 25, 2011, include 60,263,183 ordinary shares, 1,064,501 Class A warrants, 1,936,084 Class B warrants, 100,000 options granted to Mr. Kuo Zhang, 630,000 options granted to other directors and senior executives as a group and 1,082,909 options granted to other employees as a group. Warrants and options have been treated as converted using Treasury Stock Method based on the respective exercise price against the offer price

(3) Capex excludes cash paid for acquisitions

Valuation Analysis

Precedent Squeezeout Premia

- In the past 5 years, several US-listed companies have been taken private in comparable squeezeout transactions
- The premia paid over market at announcement have been in the 20%-30% range
- Two of the most recent transactions have involved US-listed Chinese companies: Chemspec and Tongjitang
  - The offer premia for Chemspec and Tongjitang were generally lower than for non-Chinese companies
- The Consortium offer for Funtalk represented a 1-month premium of 43.8%
- The 1-day and 1-week premia were lower, reflecting the run-up in share price

Transactions Announced since January 1, 2006 with US-Listed Targets

Date Announced	Acquiror	Target	Deal Value [1] (US$ mm)	Initial Own. (%)	Final Offer Premium Prior to Announcement: 1 Day (%)	1 Week (%)	1 Month (%)
Chinese U.S. Listed Companies							
11-Nov-10	Primavera Capital Management Ltd	Chemspec International Ltd	297	55.0	28.2	22.2	30.7
8-Apr-10	Hanmax Investment Ltd; Shanghai Fosun Pharmaceutical	Tongjitang Chinese Medicines Co	117	60.2	19.0	20.9	21.6
				Mean / Median	23.6%	21.5%	26.1%
Non-Chinese U.S. Listed Companies							
6-Dec-10	Sun Pharmaceutical Industries Ltd	Caraco Pharmaceutical Laboratories Ltd	211	75.8	16.7	12.2	13.6
1-Nov-10	CNA Financial Corp	CNA Surety Corp	1,219	61.0	37.9	37.7	46.9
26-Apr-10	SembCorp Industries Ltd; SembCorp Utilities	Cascal NV	208	92.3	(11.2)	(7.4)	0.0
3-Nov-09	Private Investor (Tilman J Fertitta)	Landry's Restaurants Inc	397	60.4	95.2	85.2	104.3
29-Jul-09	Overseas Shipholding Group Inc	OSG America LP	308	77.1	41.4	56.5	51.9
23-Mar-09	Cox Enterprises Inc	Cox Radio Inc	382	78.4	45.5	47.7	(5.1)
2-Dec-08	Icahn Enterprises LP	Federal-Mogul Corp	471	75.0	0.0	(9.8)	4.1
31-Jul-08	Existing Management	Zones Inc	102	54.0	28.7	(6.7)	(10.6)
4-Apr-08	Morguard Corp	Revenue Properties Co Ltd	128	72.6	0.9	10.6	4.4
23-Oct-07	Macquarie Infrastructure Partners; Goldman Sachs & Co	Waste Industries USA Inc	536	51.0	33.5	40.9	32.8
25-Jun-07	Oplink Communications Inc	Optical Communication Products Inc	188	58.1	5.1	4.4	11.5
23-Feb-07	American Financial Group Inc	Great American Financial Resources Inc	1,164	80.8	13.0	14.8	12.5
6-Nov-06	Renova Media Enterprises Ltd	Moscow CableCom Corp	405	61.7	29.1	25.9	46.3
9-Oct-06	VNU NV	NetRatings Inc	828	60.5	44.1	45.0	45.1
17-Mar-06	Management Group (General William Lyon)	William Lyon Homes Inc	943	74.5	44.0	50.5	27.0
				Mean	28.3%	27.2%	25.6%
				Median	29.1%	25.9%	13.6%
25-Mar-11	**Existing Management**	**Funtalk China Holdings Ltd**	**443[2]**	**77.1%**	**17.1%**	**25.7%**	**43.8%**

In the past 5 years, comparable squeezeout transactions have been completed at a premium level of 20%-30%

Source: Dealogic, Bloomberg
Note: Represents 100% acquisitions with "grossed up" deal value between US$100mm and US$1.5bn in which the acquiror's initial stake was above 50%
(1) Represents "grossed up" deal value
(2) Based on fully diluted share count of 61.6mm

Valuation Analysis
Precedent Squeezeout Premia (Cont'd)

1-Day Premium



>40%
29.4%
30%-40%
11.8%
20%-30%
17.6%
10%-20%
17.6%
<10%
23.5%
% of Deals (1)

Mean:	**27.7%**
Median:	**28.7%**
Consortium Offer:	**17.1%**

1-Week Premium



>40%
17.6%
30%-40%
11.8%
20%-30%
11.8%
10%-20%
17.6%
<10%
29.4%
% of Deals (1)

Mean:	**26.5%**
Median:	**22.2%**
Consortium Offer:	**25.7%**

1-Month Premium



>40%
29.4%
30%-40%
11.8%
20%-30%
11.8%
10%-20%
17.6%
<10%
29.4%
% of Deals (1)

Mean:	**25.7%**
Median:	**21.6%**
Consortium Offer:	**43.8%**

Consortium's offer premium is generally in line with average premia paid in precedent US squeezeout transactions

Source: Dealogic, Bloomberg

(1) Based on 17 acquisitions since January 2006 with "grossed up" deal value between US$100mm and US$1.5bn involving US-listed companies in which the acquiror's initial stake was above 50%

Appendix

Appendix

Weighted Average Cost of Capital Analysis

Comparable Companies	Levered Beta [1]	Marginal Tax Rate	Total Debt [2] (US$ mm)	Market cap (US$ mm)	Total Debt to Equity	Unlevered Beta [3]
Brightpoint Inc	1.22	40.0%	196	602	32.6%	1.02
Best Buy	1.15	40.0%	2,709	12,453	21.8%	1.01
RadioShack	1.11	40.0%	336	1,675	20.0%	0.99
Suning Appliance	0.70	25.0%	2,249	12,771	17.6%	0.62
GOME Electrical Appliances	1.30	25.0%	311	6,867	4.5%	1.25
Synnex	0.85	17.0%	816	3,496	23.3%	0.72
Shenzhen Aisidi	0.85	25.0%	-	2,378	-	0.85
Telling Telecom	1.21	25.0%	260	1,392	18.7%	1.06
The Carphone Warehouse Group	0.95	28.0%	-	2,919	-	0.95
Selected Average	**1.04**	**29.4%**			**15.4%**	**0.94**

Macroeconomic Assumptions	
Risk Free Rate [4]	3.9%
Risk Premium [5]	6.7%
Estd. Market Return	13.5%
Micro-cap size premium [6]	2.9%
Estd. Cost of Debt	10.0%
Marginal Tax Rate	25.0%

Target Debt / EV	Target Debt / Equity	Levered Cost of Equity [7]				
		0.81	**0.91**	**1.01**[8]	**1.11**	**1.21**
50.0%	**100.0%**	16.3%	17.5%	18.6%	19.8%	21.0%
33.0%	**49.3%**	14.2%	15.1%	16.1%	17.0%	17.9%
25.0%	**33.3%**	13.6%	14.4%	15.2%	16.1%	16.9%

Target Debt / EV	Debt / Equity	WACC [9]				
		0.81	**0.91**	**1.01**	**1.11**	**1.21**
50.0%	**100.0%**	11.9%	12.5%	13.1%	13.7%	14.2%
33.0%	**49.3%**	12.0%	12.6%	**13.2%**	13.8%	14.5%
25.0%	**33.3%**	12.1%	12.7%	13.3%	13.9%	14.6%

Note: Market data as of May 27, 2011
(1) *Source: Bloomberg (raw beta, 1 year)*
(2) *Source: Latest company filings*
(3) *Unlevered Beta = (Levered Beta / (1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero*
(4) *Source: Bloomberg China risk free rate, based on China 10-year government bond yield*
(5) *Source: Ibbotson SBBI 2011 Valuation Year book, equity risk premium*
(6) *Source: Ibbotson SBBI 2011 Valuation Year book, size premium for micro-cap companies*
(7) *Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)) + Size Premium*
(8) *Average of US listed comparable companies*
(9) *WACC = ((Net Debt / Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity))*

Appendix
Research Perspective

Research Target Prices

Date	Brokers	Recommendation	Target Price
24-Mar-11	Rodman & Renshaw	Buy	$10.00
14-Mar-11	Roth Capital	Buy	$8.00
14-Mar-11	Oppenheimer	Hold	NA
14-Mar-11	BofA Merrill Lynch	Buy	$7.50
14-Dec-10	Jefferies	Buy	$7.00
Average Target Price			**$8.13**
Current Share Price (May 27, 2011)			**$5.90**

Broker Research Overview

- Limited research coverage universe
  - Specific methodology used to derive valuation is important to establish robustness of view
  - Widely varying research views need to be evaluated carefully
- Trading performance of the stock reflects that investors are "overlooking" the research opinion
- Difficult to form concrete view on valuation given variations in methodology and handful of research opinions

Research Commentary

"At current levels FTLK is trading at P/E multiples of ~5.7x to our calendarized CY2011 earnings estimates. This compares to industry averages of ~11.9x to CY2011 consensus earnings for similar players listed in the US, and ~15.0x for peers listed in China. We believe FTLK should be trading closer to industry averages given the growth opportunity associated with it. We are comfortable maintaining a $10.00 price target for FTLK, which translates into P/E multiple of ~9.2x to our EPS estimate for CY2011, bringing it in line with comparable companies listed in China and the US. We believe this is a reasonable multiple for a company that has substantial growth opportunities ahead, a strong market position and a healthy balance sheet."

Rodman & Renshaw, *24 March 2011*

"Funtalk's F3Q11 (Dec) EPS of $0.22 beat our estimate of $0.18 as strong sales performance at its retail and distribution segments was partially offset by higher than expected SG&A expenses. Mgmt expected to achieve 910 retail stores by F4Q11 from 718 and reiterated its expansion plan of adding 450-550 stores/year. It also continues to diversify its distribution products with 15%-20% expected rev contribution from non-Samsung brands. FTLK's FY11 revenue/net income guidance fine-tuned to $1.1B & $42-$44M from $1.0-$1.2B & $40-$45M, respectively. We expect the company will continue facing some volatility of 3G phone sales (q/q decline in retail sales/increase in distribution sales) and anticipate operating margins contraction likely to continue with its store expansion plan."

Oppenheimer, *14 March 2011*

"We maintain our BUY rating and $8.00 PT based on an 10.1x multiple applied to our FY11 estimate of $0.78, a discount to peers in the U.S and in China.

Factors that may impede share price from reaching the target include downturn of major supplier's business, deterioration of strategic relationship with suppliers and telecom carriers, ASP declines due to rapidly changing customer preference and short of capital for future acquisitions and opening new stores."

Roth Capital, *14 March 2011*

"We value Funtalk at US$7.5 per share, based on 75% of DCF and 25% of P/E valuation. We think Funtalk is in a business model transition, thus subject to high earnings volatility and PE valuation would become less meaningful. Our DCF value is US$7.6, based on 13.9% WACC and 3% terminal growth rate. Our P/E based value is US$7.4, derived from 10x FY2012E PE of US$0.74, in-line with its historical average.

Downside risks: execution risk in retail expansion, reliance on relationship with telecom carriers, supplier concentration in wholesale distribution, competition, reliance on contractual arrangements for retail business, unfavourable terms when renew leases, failure to meet convenants of the FMO facility, share placement overhang, potential dilution from equity raising, warrants and options, goodwill and intangible assets impairment, rising inventory, legal issure of supply chain financing and inter-company loans and key personnel risks."

BofA Merrill Lynch, *14 March 2011*

Source: Broker research, Factset

Appendix
Precedent Transaction Comparables

- There have been few precedent transactions in the mobile retail industry or even the broader electronics retail space in the past 10 years
- Potentially comparable transactions are: (i) Best Buy's acquisition of Carphone Warehouse's retail business; and (ii) Telekom Malaysia's acquisition of Samart I-Mobile
  - Same industry
  - Not 100% stake acquisitions
- However, both of these transactions present issues with comparability
  - The Carphone Warehouse transaction represented an acquisition of a leading and dominant player in the field and commanded a premium
  - The Samart I-Mobile acquisition occurred over 5 years ago

Date	Target	Acquiror	Transaction Value ($ mm)	Stake Acquired (%)	Multiple (LTM) Sales	Multiple (LTM) EBITDA
5/8/2008	Carphone Warehouse Group (Retail Business)	Best Buy	$4,284	50.0	0.75x	8.3x
12/23/2005	Samart I-Mobile	Telekom Malaysia Berhad	134	24.4	0.45x	7.6x
4/17/2005	Electronics Boutique	Game Stop	1,226	100.0	0.62x	10.3x
4/15/2005	Brookstone	OSIM Int'l, JW Childs, Temasek	364	100.0	0.73x	7.2x
3/31/2004	InterTAN	Circuit City	264	100.0	0.59x	8.0x
8/14/2001	Future Shop Ltd	Best Buy	377	100.0	0.29x	6.6x
6/4/2001	Sound Advice, Inc	Tweeter Home Entertainment Group	171	100.0	0.84x	12.2x
			Mean		0.61x	8.6x
			Median		0.62x	8.0x

Absence of truly comparable transactions limit the ability to utilize this methodology to provide benchmark to the offer price

Source: Company filings